Exhibit 99.1

DGSE Companies, Inc. Announces Return to Profitability in 1Q17

DALLAS – May 15, 2017 - DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced in its Form 10-Q a 28% increase in revenues and a 16% increase in gross profit for the three months ended March 31, 2017 as compared to the same period in 2016. DGSE also reported a 19% decrease in selling, general and administrative expenses and a 48% decrease in interest expense for the three months ended March 31, 2017 as compared to the same period in 2016. This marks the Company’s return to first-quarter profitability for the first time in four years.

“These encouraging first-quarter numbers reflect what we believe is the beginning of a change of course toward profitability for DGSE following implementation of significant new business strategies” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer since mid-December 2016.

“DGSE is returning to its roots, focusing on buying and selling jewelry and timepieces at exceptional prices. Our strategy is to be an information resource for clients, bring transparency to purchase and sale transactions, and offer value and liquidity to those seeking to buy, sell or trade jewelry, watches, diamonds or coins,” added Loftus.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in South Carolina and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to execute on new business strategies, market conditions and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Contacts

DGSE Companies, Inc.

Bret Pedersen, 972-587-4024

bpedersen@dgse.com